Exhibit 99.1

FOR IMMEDIATE RELEASE

July 24, 2012

Owens & Minor, Inc. Provides Updated Financial Guidance for 2012

Following the company’s 2Q 2012 financial results conference call,

OMI management updated guidance for 2012

RICHMOND, VA….BUSINESSWIRE…Owens & Minor, Inc. (NYSE-OMI) today updated its financial outlook for 2012, following its second quarter 2012 financial results conference call, conducted on July 24, 2012, by company management.

“As we contemplated our outlook for the remainder of 2012, we recognize that certain factors have come into play since we first issued our guidance for 2012 in December of 2011,” said James L. Bierman, chief operating officer of Owens & Minor. “These factors point to a slightly slower growth and profitability year than we had originally planned, and we now believe that our revenue growth for the full year of 2012 will be below the original annual revenue guidance of 3% to 5% for our U.S.-based operations,” said Bierman.

“Adding further complexity to our outlook for the remainder of 2012 is our pending acquisition of the Movianto Group from Celesio AG. Our 2012 revenues will be positively impacted by the acquisition; the actual amount will be dependent on the date of the actual closing of the transaction in 2012,” said Bierman. Movianto’s 2011 revenues were in excess of €300 million.

“Dilution of earnings per share related to the transaction is targeted to be between $0.10 and $0.15 per share, much of it transaction-related costs. As for our revised guidance for net income per diluted share for the year, we are targeting a range of $2.04 to $1.98, excluding the dilution associated with the pending Movianto transaction.”

Information on www.Owens-Minor.com

Owens & Minor uses its website, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $1 billion to $4.4 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare suppliers, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain – from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACTS:	Trudi Allcott, Director, Investor & Media Relations, 804-723-7555;
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556

Source: Owens & Minor, Inc.